Exhibit 99.3

Unaudited Pro Forma Combined Financial Information
Introduction
Effective July 31, 2018 (the “Closing Date”), Zoetis Inc., a Delaware corporation (the “Company” or “Zoetis”), completed its previously announced acquisition of Abaxis, Inc., a California corporation (“Abaxis”), pursuant to the agreement and plan of merger (the “Merger Agreement”) dated as of May 15, 2018, by and among the Company, Abaxis and Zeus Merger Sub, Inc., a California corporation and an indirect wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement, on the Closing Date, Merger Sub merged with and into Abaxis, with Abaxis continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”).
The following unaudited pro forma combined financial statements and accompanying notes (the "pro forma financial statements") are based on the historical consolidated financial statements and the accompanying notes of Zoetis and Abaxis, adjusted to give effect to the Merger and related debt issuances. The unaudited pro forma combined balance sheet (the "pro forma balance sheet") is presented as if the Merger had been consummated on March 31, 2018. The unaudited pro forma combined statements of income (the"pro forma statements of income") for the three months ended March 31, 2018 and the fiscal year ended December 31, 2017 are presented as if the Merger had been consummated on January 1, 2017. The assumptions and estimates underlying the adjustments to the pro forma financial statements are described in the accompanying notes, which should be read together with the pro forma financial statements. The pro forma financial statements should be read in conjunction with the:

•	Separate historical financial statements of Zoetis as of and for the year ended December 31, 2017 contained in the Zoetis Annual Report on Form 10-K for the year ended December 31, 2017,

•	Separate historical financial statements of Zoetis as of and for the three months ended March 31, 2018 contained in the Zoetis Quarterly Report on Form 10-Q for the quarter ended March 31, 2018,

•	Separate historical financial statements of Abaxis as of and for the year ended March 31, 2018 contained in the Abaxis Annual Report on Form 10-K for the year ended March 31, 2018,

•	Separate historical financial statements of Abaxis as of and for the year ended March 31, 2017 contained in the Abaxis Annual Report on Form 10-K for the year ended March 31, 2017,

•
Separate historical financial statements of Abaxis as of and for the nine months ended December 31, 2017 contained in the Abaxis Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, and

•	Separate historical financial statements of Abaxis as of and for the nine months ended December 31, 2016 contained in the Abaxis Quarterly Report on Form 10-Q for the quarter ended December 31, 2016.
The pro forma financial statements, which were prepared in accordance with Article 11 of Regulation S-X, using the acquisition method of accounting under U.S. generally accepted accounting principles, are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations had the Merger been completed at or as of the dates indicated, nor is it indicative of the future financial position or operating results of Zoetis Inc. There were no material transactions between Zoetis and Abaxis during the periods presented in the unaudited pro forma financial statements that would need to be eliminated. The pro forma financial statements do not reflect any cost or growth synergies that Zoetis may achieve as a result of the Merger, future costs to combine the operations of Zoetis and Abaxis, or the costs necessary to achieve any cost or growth synergies. The adjustments included in this unaudited pro forma combined financial information are preliminary and are subject to finalization of various estimates and analyses. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein.

ZOETIS INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF MARCH 31, 2018

(MILLIONS OF DOLLARS)	Zoetis	Abaxis	Reclassifications	Note Ref.	Pro Forma Adjustments	Note Ref.	Pro Forma Combined
Assets
Cash and cash equivalents	$1,654	$46	$—		$(464)	6(a)	$1,236
Short-term investments	—	121	—		(8)	6(b)	113
Accounts receivable, net	943	48	—		—		991
Inventories	1,441	44	1	3(a)	35	6(c)	1,521
Other current assets	229	5	(1)	3(a)	—		233
Total current assets	4,267	264	—		(437)		4,094
Property and equipment, net	1,453	35	—		15	6(d)	1,503
Goodwill	1,532	—	—		957	6(e)	2,489
Long-term investments	—	19	(19)	3(b)	—		—
Investments in unconsolidated affiliates	—	4	(4)	3(b)	—		—
Identifiable intangible assets, net	1,280	1	—		897	6(f)	2,178
Noncurrent deferred tax assets, net	80	8	(8)	3(c)	(5)	6(g)	75
Other noncurrent assets	78	10	23	3(b)	3	6(b)	114
Total assets	$8,690	$341	$(8)		$1,430		$10,453
Liabilities and Equity
Accounts payable	$217	$12	$(5)	3(d,h)	$—		$224
Dividend payable	61	—	—		—		61
Accrued expenses	419	—	6	3(d)	40	6(h)	465
Accrued compensation and related items	182	11	—		—		193
Accrued taxes	—	1	(1)	3(e)	—		—
Income taxes payable	92	—	1	3(e)	—		93
Deferred revenue	—	1	(1)	3(f)	—		—
Warranty reserve	—	2	(2)	3(g)	—		—
Other current liabilities	29	16	2	3(f,g,h)	—		47
Total current liabilities	1,000	43	—		40		1,083
Long-term debt, net of discount and issuance costs	4,954	—	—		1,484	6(i)	6,438
Noncurrent deferred tax liabilities, net	246	—	(8)	3(c)	227	6(g,j)	465
Deferred revenue	—	2	(2)	3(f)	—		—
Warranty reserve	—	3	(3)	3(g)	—		—
Other taxes payable	304	—	—		—		304
Other noncurrent liabilities	211	2	5	3(f,g)	7	6(k)	225
Total liabilities	$6,715	$50	$(8)		$1,758		$8,515
Stockholders' equity
Common stock	5	147	—		(147)	6(l)	5
Treasury stock	(1,005)	—	—		—		(1,005)
Additional paid-in capital	990	—	—		3	6(l)	993
Retained earnings	2,399	144	—		(184)	6(l)	2,359
Accumulated other comprehensive loss	(429)	—	—		—		(429)
Total Owner’s equity	1,960	291	—		(328)		1,923
Equity attributable to noncontrolling interests	15	—	—		—		15
Total equity	1,975	291	—		(328)		1,938
Total liabilities and equity	$8,690	$341	$(8)		$1,430		$10,453

See notes to the unaudited pro forma combined financial statements

ZOETIS INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2018

(MILLIONS OF DOLLARS AND SHARES, EXCEPT PER SHARE DATA)	Zoetis	Abaxis	Reclassifications	Note Ref.	Pro Forma Adjustments	Note Ref.	Pro Forma Combined
Revenue	$1,366	$68	$—		$—		$1,434
Costs and expenses:
Cost of sales	447	30	—		(1)	7(a,d)	476
Selling, general and administrative expenses	338	6	15	3(i)	2	7(a,b,c)	361
Sales and marketing	—	15	(15)	3(i)	—		—
Research and development expenses	97	5	—		—		102
Amortization of intangible assets	23	—	—		32	7(e)	55
Restructuring charges and certain acquisition-related costs	2	—	—		—		2
Interest expense, net of capitalized interest	47	—	—		14	7(f)	61
Other (income)/deductions - net	(5)	(2)	—		—		(7)
Income before provision for taxes on income	$417	$14	$—		$47		$384
Provision for taxes on income	67	4	—		(11)	7(g)	60
Net income before allocations to noncontrolling interests	$350	$10	$—		$(36)		$324
Less: Net income/(loss) attributable to noncontrolling interests	(2)	—	—		—		(2)
Net income attributable to Owners	$352	$10	$—		$(36)		$326

Per common share data:
Earnings per common share - basic	$0.72						$0.67
Earnings per common share - diluted	$0.72						$0.67

Weighted-average common shares outstanding – basic	485.900				—		485.900
Weighted-average common shares outstanding – diluted	489.800				0.294	8	490.094

See notes to the unaudited pro forma combined financial statements

ZOETIS INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2017

(MILLIONS OF DOLLARS AND SHARES, EXCEPT PER SHARE DATA)	Zoetis	Abaxis	Reclassifications	Note Ref.	Pro Forma Adjustments	Note Ref.	Pro Forma Combined
Revenue	$5,307	$235	$—		$—		$5,542
Costs and expenses:
Cost of sales	1,775	107	1	3(j)	2	7(a,b,d)	1,885
Selling, general and administrative expenses	1,334	18	50	3(i)	6	7(a,b,c)	1,408
Research and development expenses	382	23	(1)	3(j)	1	7(b)	405
Sales and marketing	—	50	(50)	3(i)	—		—
Amortization of intangible assets	91	—	—		130	7(e)	221
Restructuring charges and certain acquisition-related costs	19	—	—		—		19
Interest expense, net of capitalized interest	175	—	—		57	7(f)	232
Other (income)/deductions - net	6	(4)	—		—		2
Income before provision for taxes on income	$1,525	$41	$—		$(196)		$1,370
Provision for taxes on income	663	16	—		(73)	7(g)	606
Net income before allocations to noncontrolling interests	$862	$25	$—		$(123)		$764
Less: Net income/(loss) attributable to noncontrolling interests	(2)	—	—		—		(2)
Net income attributable to Owners	$864	$25	$—		$(123)		$766

Per common share data:
Earnings per common share - basic	$1.76						$1.56
Earnings per common share - diluted	$1.75						$1.55

Weighted-average common shares outstanding – basic	489.918				—		489.918
Weighted-average common shares outstanding – diluted	493.161				0.153	8	493.314

See notes to the unaudited pro forma combined financial statements

1. Description of Transaction
On May 15, 2018, Zoetis Inc. (the “Company” or “Zoetis”) entered into an agreement and plan of merger (the “Merger Agreement”) with Abaxis, Inc. (“Abaxis”) and Zeus Merger Sub, Inc., an indirect wholly owned subsidiary of the Company (“Merger Sub”). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Abaxis, with Abaxis continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”). The Merger was completed on July 31, 2018 (the “Closing Date”) and was financed through the issuance of debt as well as cash on hand.
At the effective time of the Merger (the “Effective Time”), subject to the terms and conditions of the Merger Agreement, each outstanding share of common stock, no par value, of Abaxis (the “Abaxis Common Stock”) (other than shares, if any, held by Abaxis, the Company, Merger Sub or any of their subsidiaries and shares with respect to which dissenters rights were properly demanded in accordance with the Corporations Code of the State of California) was converted into the right to receive $83.00 in cash, without interest, per share (the “Merger Consideration”).
Subject to the terms and conditions of the Merger Agreement, certain Abaxis time- and performance-based restricted stock unit awards vested automatically upon the occurrence of the Effective Time in accordance with their existing terms and were cancelled and automatically converted into the right to receive the Merger Consideration in respect of each share of Abaxis Common Stock underlying such awards. All other Abaxis time- and performance-based restricted stock unit awards were cancelled and automatically converted at the Effective Time into time-vesting restricted stock unit awards with respect to shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), with the number of underlying shares adjusted to reflect an exchange ratio based on the closing prices of shares of Company Common Stock and Abaxis Common Stock for the ten full trading days before the closing of the Merger, and on substantially the same terms and conditions (including the time-based vesting schedule) as were applicable to such Abaxis restricted stock unit awards immediately prior to the Effective Time, except that any performance goals underlying such Abaxis performance-based restricted stock unit awards were deemed satisfied as of the Effective Time.
2. Basis of Presentation
The accompanying unaudited pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X using the acquisition method of accounting under U.S. generally accepted accounting principles and are based on the historical consolidated financial information of Zoetis and Abaxis. The historical consolidated financial information has been adjusted in the accompanying pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the pro forma statements of income, expected to have a continuing impact on the consolidated results. Zoetis, as the accounting acquirer, will account for the transaction by using Zoetis' historical financial information and accounting policies and adding the assets and liabilities of Abaxis as of the closing date at their respective fair values.
The allocation of the merger consideration is preliminary, pending finalization of various estimates and analyses. Since these pro forma financial statements have been prepared based on preliminary fair values, the final amounts recorded for the acquisition date fair values, including goodwill, may differ from the information presented.
The initial allocation of merger consideration in these pro forma financial statements is based upon consideration of approximately $1,948 million in cash and $3 million related to the allocation of pre-merger service for equity awards held by Abaxis employees that were exchanged for Zoetis Inc. equity awards.
One-time acquisition-related transaction costs incurred prior to, or concurrent with, the closing of the Merger are not included in the pro forma statements of income. These are accounted for as expenses in the periods in which the costs are incurred and the services are received. The impact of such transaction expenses is reflected in the pro forma balance sheet as a decrease to Retained earnings and an increase to Accrued expenses.
Zoetis completed a review of Abaxis’ accounting policies and identified certain accounting policy differences between the two companies. For example, Zoetis adopted an accounting standards update related to a comprehensive model for revenue recognition (the “new standard”) on January 1, 2018 using the modified retrospective transition method, whereas Abaxis adopted the new standard on April 1, 2018 using the modified retrospective transition method. Zoetis considered the impact of adoption of the new standard by Abaxis on January 1, 2018 on the pro forma financial statements. However, the impact of conforming the accounting policies, including the adoption of the new standard, of Abaxis to those of Zoetis is not material to the pro forma financial statements. Accordingly, pro forma adjustments to conform accounting policies are not reflected, except as related to reclassification adjustments described in Note 3 and an accounting policy difference affecting the classification of shipping and handling costs as described in Note 7a.
As the year-end of Abaxis was March 31, the historical income statement of Abaxis for the three months ended March 31, 2018 has been derived by subtracting the results of the nine-month period ended December 31, 2017 from its income statement for the year ended March 31, 2018. The historical income statement of Abaxis for the year ended December 31, 2017 has been derived by adding the results of the three-month period ended March 31, 2017 to its income statement for the nine months ended December 31, 2017. The results of the three-month period ended March 31, 2017 has been derived by subtracting the results of Abaxis' nine-month period ended December 31, 2016 from its income statement for the year ended March 31, 2017.

Calculation of Abaxis historical amounts for the three months ended March 31, 2018
(MILLIONS OF DOLLARS)	Twelve months ended March 31, 2018	Less: Nine months ended December 31, 2017	Three months ended March 31, 2018
Revenue	$245	$177	$68
Cost of sales	111	81	30
Operating expenses
Research and development	23	18	5
Sales and marketing	54	39	15
General and administrative	19	13	6
Total operating expenses	96	70	26
Income from operations	38	26	12
Interest and other income (expense), net	5	3	2
Income from continuing operations before income tax provisions	43	29	14
Income tax provision	16	12	4
Net Income	$27	$17	$10

Calculation of Abaxis historical amounts for the twelve months ended December 31, 2017
(MILLIONS OF DOLLARS)	Twelve months ended March 31, 2017	Less: Nine months ended December 31, 2016	Add: Nine months ended December 31, 2017	Twelve months ended December 31, 2017
Revenue	$227	$169	$177	$235
Cost of sales	101	75	81	107
Operating expenses
Research and development	20	15	18	23
Sales and marketing	45	34	39	50
General and administrative	17	12	13	18
Total operating expenses	82	61	70	91
Income from operations	44	33	26	37
Interest and other income (expense), net	7	6	3	4
Income from continuing operations before income tax provisions	51	39	29	41
Income tax provision	18	14	12	16
Net Income	$33	$25	$17	$25
3. Reclassifications
Balance Sheet Reclassifications
The items below summarize certain reclassifications made to the Abaxis historical balance sheets to conform to the presentation of Zoetis.

a.	Prepaid inventory and Inventory-in-transit have been reclassified from Other current assets to Inventories.

b.	Long-term investments and Equity method investments have been reclassified to Other noncurrent assets.

c.	Noncurrent deferred tax assets have been reclassified to Noncurrent deferred tax liabilities to align with jurisdictional netting requirements.

d.	Certain accruals have been reclassified from Accounts payable to Accrued expenses.

e.	Accrued taxes have been reclassified to Income taxes payable.

f.	The current portion of Deferred revenue has been reclassified to Other current liabilities and the noncurrent portion of Deferred revenue has been reclassified to Other noncurrent liabilities.

g.	The current portion of Warranty reserve has been reclassified to Other current liabilities and the noncurrent portion of Warranty reserve has been reclassified to Other noncurrent liabilities.

h.	Value added tax (“VAT”) payable has been reclassified from Other current liabilities to Accounts payable.
Statement of Income Reclassifications
The items below summarize certain reclassifications made to the Abaxis historical statements of income to conform to the presentation of Zoetis.

i.	Sales and marketing expenses have been reclassified to Selling, general and administrative expenses.

j.	Certain facilities costs have been reclassified from Research and development expenses into Cost of sales.

4. Consideration
The total purchase price consideration is calculated as follows:

(MILLIONS OF DOLLARS)	Amounts
Cash paid to Abaxis(a)	$1,898
Cash paid to settle fully vested equity awards subject to change-in-control provision(b)	44
Cash paid to settle equity awards that were fully vested in July 2018(c)	6
Fair value of vested equity awards issued in exchange for outstanding Abaxis equity awards pertaining to pre-merger service(d)	3
Total consideration	$1,951

a.
Represents $1,898 million for cancellation and conversion of each outstanding share of Abaxis’ common stock immediately prior to the Effective Time into the right to receive $83.00 in cash, without interest, per share.

b.
Represents $44 million for settlement of restricted stock awards that were fully vested at the acquisition date as a result of a pre-existing change-in-control provision. These equity awards were cancelled and settled in cash at a price of $83.00 per unit.

c.
Represents $6 million for settlement of restricted stock awards that were fully vested in July 2018 after the Merger Agreement was executed. These equity awards were cancelled and settled in cash at a price of $83.00 per unit based on the terms of the Merger Agreement.

d.
Abaxis time- and performance-based restricted stock unit awards for pre-merger services were cancelled and automatically converted into time-vesting restricted stock unit awards with respect to shares of common stock of the Company with the number of underlying shares adjusted to reflect an exchange ratio based on the closing prices of shares of Company Common Stock and Abaxis Common Stock for the ten full trading days before the closing of the Merger.

5. Preliminary Purchase Price Allocation
The Company has performed a preliminary valuation analysis of the fair market value of Abaxis’ assets and liabilities. The table below summarizes the preliminary purchase price allocation as of July 31, 2018.

(MILLIONS OF DOLLARS)	Amounts	Note 6 Ref.
Consideration	$1,951
Fair value of assets acquired and liabilities assumed
Cash and cash equivalents	$46
Short term investments	113	b
Accounts receivable	48
Inventories	80	c
Other current assets	4
Property, plant and equipment	50	d
Identifiable intangible assets	898	f
Other noncurrent assets	36	b
Accounts payable	(7)
Accrued expenses	(6)
Accrued compensation and related items	(11)
Income taxes payable	(1)
Other current liabilities	(18)
Other noncurrent liabilities	(14)
Noncurrent deferred tax liabilities	(224)	j
Fair value of net assets (excluding goodwill)	$994
Goodwill	$957	e
This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statement of income based on information available as of the date of this filing. The final purchase price allocation will be determined when the Company has completed the detailed valuation and necessary calculations, which will not exceed one year from the Closing Date. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.
6. Adjustments to the Pro Forma Balance Sheet
The pro forma adjustments are based on preliminary estimates and assumptions and are subject to change. The following adjustments have been reflected in the pro forma balance sheet:

a.	Represents the following adjustments to Cash and cash equivalents:

(MILLIONS OF DOLLARS)	Amounts
Net cash proceeds received from debt financing	$1,484
Cash consideration paid	(1,948)
Pro forma adjustment	$(464)

b.
Represents adjustments to record investments at fair value. The investments were previously classified as held to maturity and measured at amortized cost, however, they are now classified as available for sale and measured at fair value.

c.
Represents the preliminary fair value and resulting adjustments to finished goods and work-in-process. The preliminary fair value of finished goods and work-in-process was determined based on its net realizable value. Zoetis will recognize the increased value of inventory in Cost of sales as the inventory is sold. This increase is not reflected in the pro forma statements of income because it does not have a continuing impact.

d.
Represents the preliminary fair value and resulting adjustment to property, plant and equipment. The preliminary amounts assigned to property, plant and equipment and estimated weighted average useful lives are as follows:

(MILLIONS OF DOLLARS)	Preliminary Fair Value	Estimated weighted average useful life
Property, plant and equipment:
Machinery and equipment	$17	7
Furniture and fixtures	2	7
Computer equipment	2	3
Buildings and leasehold improvements	7	11
Demonstration and loaner equipment	13	5
Construction in progress	9	—
Total fair value of Abaxis property, plant and equipment	$50
Less: Abaxis' historical property, plant and equipment	35
Pro forma adjustment	$15

e.
Represents, as described in Note 5, the excess of the consideration over the preliminary fair value of the assets acquired and liabilities assumed. Goodwill will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. Goodwill is not expected to be deductible for income tax purposes.

f.	Represents the preliminary fair value and resulting adjustments to Identifiable intangible assets as follows:

(MILLIONS OF DOLLARS)	Preliminary Fair Value
Intangible assets with finite lives:
Trademarks and tradenames	$104
Developed technology rights	614
Customer relationships	112
Other	68
Total fair value of Abaxis identifiable intangible assets	$898
Less: Abaxis' historical intangible assets	1
Pro forma adjustment	$897
The fair value of Identifiable intangible assets is determined primarily using the “income approach,” which includes a forecast of expected future cash flows. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including as relevant - net revenue, cost of sales, research and development costs, sales and marketing expenses, income tax expense, capital expenditures and working capital requirements), as well as, where relevant, estimated contributory asset charges or royalty rates; the discount rate selected to measure the risks inherent in the future cash flows; and an assessment of the asset’s life cycle and the competitive trends impacting the asset; among other factors. These preliminary estimates of fair value and estimated useful lives may likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying pro forma financial statements.

g.
Represents a reclassification of $5 million from Noncurrent deferred tax assets to Noncurrent deferred tax liabilities. The Company had historically reported a net deferred tax asset of $5 million for its legal entities in Germany as of March 31, 2018.  Abaxis had no net deferred taxes in Germany as of March 31, 2018, however, the fair value adjustments to Inventories and Identifiable intangible assets created a net deferred tax liability. Therefore, the deferred tax asset and deferred tax liability have been netted in this jurisdiction to show the net liability position.

h.
Represents one-time transaction-related expenses, consisting primarily of financial advisory and legal expenses, of approximately $40 million incurred prior to, or concurrent with, the closing of the Merger that are not reflected in the historical financial statements. No adjustments have been made to the unaudited pro forma statement of income as these costs are non-recurring in nature.

i.
The Merger was financed through a series of debt issuances as well as with cash on hand. The Company borrowed an aggregate amount of $1.0 billion through commercial paper and a credit facility in July 2018 to partially finance the Merger. The commercial paper and credit facility were fully repaid through the issuance of $1.5 billion in aggregate principal amount of senior notes. The notes were issued on August 20, 2018 and are separated into four different tranches as follows:

•	$300 million floating rate senior notes due 2021

•	$300 million 3.250% senior notes due 2021

•	$500 million 3.900% senior notes due 2028

•	$400 million 4.450% senior notes due 2048
Total debt of $1.5 billion, net of $12 million of debt issuance costs and $4 million of debt discounts, is shown on the balance sheet as a pro forma adjustment to Long-term debt, net of discount and issuance costs.

j.	Represents the following adjustments to Noncurrent deferred tax liabilities:

(MILLIONS OF DOLLARS)	Amounts
Total fair value adjustments(1)	$232
Reclassifications from Noncurrent deferred tax assets (see 6f.)	(5)
Pro forma adjustment	$227
(1) Reflects the preliminary adjustment to record deferred tax assets and liabilities in connection with the fair value adjustments to assets acquired and liabilities assumed. The estimated increase in deferred tax liabilities, of $232 million was determined primarily based on the excess of the fair values of the acquired assets and liabilities assumed as compared to the tax basis of the assets acquired and liabilities assumed.  The historical statutory tax rates were applied, as appropriate, to each adjustment based on the jurisdiction to which the adjustment relates. This estimate of deferred tax assets and liabilities is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction. Additional changes to deferred taxes may include, but are not limited to, changes in the Company’s assessment as to the realizability of deferred tax assets as a result of the combination and accrual of additional unrecognized tax benefits.  Further, the deferred income tax effects of the Tax Cuts and Jobs Act (the “Tax Act”), which reduced the U.S. federal corporate tax rate from 35% to 21% effective January 1, 2018, are presented as recorded by the separate companies and have not been re-determined on a combined basis.
k. Represents the preliminary recognition of asset retirement obligations on certain facilities.
l. Represents the following adjustments to Stockholders’ equity:

(MILLIONS OF DOLLARS)	Amounts
Reversal of Abaxis historical equity	$(291)
Fair value of vested equity awards issued in exchange for outstanding Abaxis equity awards pertaining to pre-merger service	3
Accrual of transaction costs	(40)
Pro forma adjustment	$(328)
7. Adjustments to Pro Forma Statements of Income
The pro forma adjustments are based on preliminary estimates and assumptions and are subject to change. The following adjustments have been reflected in the pro forma statements of income:

a.
The Company recognizes shipping and handling costs in Selling, general, and administrative expenses, while Abaxis recognizes shipping and handling costs in Cost of sales. The adjustment represents the amount of Abaxis' shipping and handling costs that were included in Cost of sales which has now been included in Selling, general, and administrative costs to conform Abaxis’ accounting policy to Zoetis’. For the three months ended March 31, 2018, the adjustment was $1 million, and for the twelve months ended December 31, 2017, the adjustment was $3 million.

b.
Represents the difference between Abaxis' historical share-based compensation expense and the estimated share-based compensation expense related to replacement awards issued to continuing employees as part of the Merger Agreement. The fair value of the replacement share-based awards, including time- and performance-based restricted stock units, will be recognized rateably over the remaining post-combination service periods ranging from two to three years. The adjustment for the three months ended March 31, 2018 and the twelve months ended December 31, 2017 is allocated as follows:

(MILLIONS OF DOLLARS)	Three months ended March 31, 2018	Twelve months ended December 31, 2017
Cost of sales	$—	$1
Selling, general and administrative expenses	1	5
Research and development	—	1
Pro forma adjustment	$1	$7

c.
Represents the elimination of one-time transaction costs incurred by the Company and Abaxis which were directly attributable to the Merger. The amount of these costs for the three months ended March 31, 2018 was not material and the amount for the twelve months ended December 31, 2017 was $2 million.

d.	Represents the estimated additional depreciation expense on a straight-line basis related to the fair value adjustment to Abaxis' property, plant and equipment.

e.	Represents the estimated additional amortization expense on a straight-line basis related to the fair value adjustment to Abaxis' intangible assets as shown below:

(MILLIONS OF DOLLARS)	Preliminary fair value	Useful life (years)	Three months ended March 31, 2018	Twelve months ended December 31, 2017
Trademarks and tradenames	$104	20	$1	$5
Developed technology rights	614	7-15	16	62
Customer relationships	112	2-5	12	49
Other	68	3-10	$3	14
Pro forma adjustment	$898		$32	$130

f.
Represents interest expense on the $1.5 billion debt and amortization of deferred financing costs. The interest expense on the debt is $14 million for the three months ended March 31, 2018, and $55 million for the twelve months ended December 31, 2017. The variable rate interest was determined by considering a LIBOR rate closely dated to the reporting date plus a margin rate of 0.44%. The effect of applying a .0125% sensitivity would not have a material impact on the interest expense for the three months ended March 31, 2018 or the twelve months ended December 31, 2017. Amortization of the financing costs is not material for the three months ended March 31, 2018, and is $2 million for the twelve months ended December 31, 2017.

g.
Represents the income tax effect of the pro forma adjustments related to the Merger calculated using historical statutory tax rates by jurisdiction, resulting in blended statutory tax rates (inclusive of state taxes) of 23.4% for the three months ended March 31, 2018, and 37.7% for the twelve months ended December 31, 2017, respectively.  Management believes the blended statutory tax rate provides a reasonable basis for the pro forma adjustments, however, the effective tax rate of Zoetis could be significantly different depending on the mix of activities. Additionally, the income tax effects of the Tax Act are presented as recorded by the separate companies and have not been re-determined on a combined basis.

8. Zoetis Earnings Per Share Information
The table below contains a reconciliation of the denominator for the diluted earnings per share calculations for the periods indicated.

(MILLIONS OF SHARES)	Three months ended March 31, 2018	Twelve months ended December 31, 2017
Denominator
Historical Zoetis diluted shares outstanding	489.800	493.161
Dilutive impact of Abaxis’ awards converted to Zoetis awards	0.294	0.153
Adjusted weighted average shares outstanding – diluted	490.094	493.314